PLEDGE AND SECURITY INTEREST AGREEMENT


     PLEDGE AND SECURITY INTEREST AGREEMENT ("Agreement") dated as of the 12th day of August, 1996, by and between Gabelli Funds, Inc., a New York corporation ("Lender"), and Lynch Corporation, an Indiana corporation ("LC"), Lynch Telecommunications Corporation, a Delaware corporation ("LTC") and Lynch PCS Corporation F ("PCSF").

                            WITNESSETH

     WHEREAS, LC owns 51 shares of common stock of Lynch Entertainment Corporation ("LET") and 1 share of capital stock of Lynch Entertainment Corporation II ("LETT"), constituting all the capital stock of such corporations, and LTC owns 80,100 shares of common stock of Lynch Telephone Corporation ("LT"), constituting approximately 80.1% of the outstanding common stock of said corporation (all such shares, plus any additional shares of LET, LETT or LT which LC or LTC may acquire, being referred to herein as the "Shares").

     WHEREAS, PCSF owns a 49.9% limited partnership interest (the "LP
Interest") in Aer Force Communications B, L.P. ("AER") and a Note from AER dated August 12, 1996, in the principal amount of up to $11,800,000 (the "Note").

     WHEREAS, to induce Lender to make an $11,800,000 loan (the "Loan") to LC pursuant to a Loan Agreement and a Promissory Note each dated August 12, 1996 (the "Loan Agreement" and "Promissory Note", respectively), LC and LTC have agreed to pledge the Shares to the Lender and PCSF has agreed to pledge the Note and grant a first security interest in the LP Interest to Lender, all as security for the repayment of all amount dues to Lender under the Loan Agreement and Promissory Note.

     NOW THEREFORE, in consideration of the promises and the mutual representations, warranties and covenants herein contained, the parties hereto agree as follows:

1.   PLEDGE AND SECURITY INTEREST.
     A. In consideration of the Loan from the Lender to LC and other good and valuable consideration accruing to each of the parties pledging or granting a security interest hereunder, each of LC, LTC, and PCSF, as to the collateral owned by it, hereby grants a security interest to Lender in (i) the Shares, (ii) the Note and (iii) the LP Interest and herewith delivers to Lender the Shares and the Note (as listed on Schedule A hereto) as collateral, together with a stock or note power duly endorsed in blank. The Lender shall hold the Shares, the Note and the LP Interest as security for the payment of all amounts due under the Loan Agreement and Promissory Note, and shall not register the Shares, the Note or the LP Interest in any other name, encumber, give up possession or control of, assign, transfer, dispose of or take any other action with respect to the Shares, the Note or the LP Interest, except in accordance with the provisions of Section 5 of this Agreement.
          PCSF shall file such financing statements under the Uniform Commercial Code of Delaware and Connecticut as Lender may request to perfect Lender's security interest in the Shares, the Note or LP Interest.

     B. If any person, entity or agency should claim that any pledge, or grant of a security interest, under this Agreement (i) would violate any law or require the consent (which is not received) of any governmental agency, (ii) would violate any provision, including any restriction on transfer or similar provisions, or cause a default under, any existing agreement to which the parties hereto or any of their subsidiaries or any entities in which the parties hereto or their subsidiaries have an interest are parties or by which any of their assets are bound or (iii) would give any other person, entity or agency a right to acquire under an existing agreement any assets owned by the parties hereto, their subsidiaries or any entities which the parties hereto or their subsidiaries have an interest in, LC shall use its best efforts (a) to determine the validity of such claim and, if it believes the claim might be valid, (b) to remedy or seek a waiver or other relief with respect thereto; provided, however, that if the claim is legally valid, the pledge or grant of the security interest under this Agreement shall be deemed void ab initio and not to have been made, but only to the extent necessary to make the claim not legally valid, and Lender will confirm that it has no pledge or security interest to such extent. If any pledge or grant of securities shall be deemed void and not to have been made under this Section 1, Lynch Corporation shall use its best efforts to grant or cause to be granted to Lender pledges or securities interests in other assets to collateralize appropriately the Loan.

     C. Certain of the Shares of LT pledged to Lender are subject to Warrant Agreements dated as of October 19, 1989, as amended, with Loyce Roberts, Jack C. Keen, Jack W. Keen and Helen Keen, Charles
          M. Baxter and Mary Beth Baxter, John Clag Keen and Laurie Keen, and Dr. Brian E. Gordon, respectively. Lender agrees to release from the pledge and security interest any such Shares of LT if and to the extent necessary for LTC to honor any exercises of warrants granted pursuant to said Warrant Agreements.

2.   DISTRIBUTIONS.
     During the term of this pledge and security interest, and so long as LC is not in default under the Loan Agreement or Promissory Note, all cash dividends, interest, distributions and other cash amounts received by LC, LTC or PCSF as a result of their respective record ownership of the Shares, the Note and the LP Interest shall belong to LC, LTC or PCSF, as the case may be.

3.   VOTING RIGHTS.
     During the term of this pledge and security interest, and so long as LC is not in default under the Loan Agreement or the Promissory Note, LC and LTC shall have the right to vote the Shares and PCSF shall have the right to vote the LP Interest (including the giving of written consents) on all corporate or partnership questions or actions requiring shareholder or partner approval; provided that (A) LC, LTC and PCSF shall not, without the prior written consent of Lender, vote the Shares or the LP Interest
     (i) in a manner which would cause LC to be in breach of the terms of this Agreement, the Loan Agreement or the Promissory Note, or (ii) in favor of any amendment to the Certificates of Incorporation of LT, LET, or LETT, the liquidation or dissolution of LT, LET, or LETT, any merger, consolidation, reorganization of LT, LET, or LETT, or any sale of substantially all of the assets of LT, LET, or LETT, and (B) PCSF shall not, without the prior written consent of Lender, vote its LP Interest in favor of any merger, consolidation, reorganization or dissolution of AER or sale of all or substantially all the assets of AER. In addition, LC and LTC agree that they will cause LT, LET, or LETT not, without the prior written consent of Lender, to vote to issue any additional shares or equity securities or rights to acquire shares or equity securities, or redeem any of its outstanding equity securities of LT, LET, or LETT.

4.   ADJUSTMENTS.
     In the event that, during the term of this pledge and security interest, any stock dividend, reclassification, readjustment, or other change is declared or made in the capital structure of LT, LET, or LETT, or AER, all new, substituted, or additional shares, or other securities, issued by reason of any such change shall be delivered to Lender by LC, LTC or PCSF and held by the Lender under the terms of this Agreement in the same manner as the Shares or the LP Interest.

5.   DEFAULT.
     In the event that LC defaults in the performance of any of its obligations under the Loan Agreement or the Promissory Note, and such default is not cured within twenty (20) business days after receipt by LC of a written notice advising of same, the Lender shall have the rights and remedies available to the Lender as a secured lender under the Loan Agreement, Promissory Note, this Agreement and applicable law.

6.   TERMINATION.
     The security interest granted under this Agreement in the Shares, the Note and the LP Interest shall terminate upon the full payment by LC of all of its obligations under the Loan Agreement and the Promissory Note (other than its obligation under Section 2.01(d) of the Loan Agreement), and the Lender shall immediately redeliver the Shares and the Note to LC, LTC or PCSF, as the case may be, and execute such instruments as PCSF shall request to acknowledge termination of its security interest in the LP Interest.

7.   CERTIFICATES.
     The Certificate for the Shares and the Note shall bear a legend as follows: "This Certificate has been delivered to, and is being held by, Gabelli Funds, Inc., a New York corporation ("GFI"), as security for a loan, pursuant to, and subject to the terms of, a Pledge and Security Interest Agreement dated as of August 12, 1996 between GFI and Lynch Corporation, an Indiana corporation, Lynch Telephone Corporation, a Delaware corporation, and Lynch PCS Corporation F, a Delaware corporation."

8.   NOTICES.

     All notice, requests, demands or other communication hereunder shall be in writing, and shall be delivered to the parties at the addresses set forth below (or to such other person or entity or address as either party may specify by due notice to the other party) and shall be deemed to have been duly given if delivered or mailed, first class postage prepaid:

               (a)  If to Lender:
                    Gabelli Funds, Inc.
                    555 Theodore Fremd Avenue
                    Suite C-300
                    Rye, NY 10580-1430
                    Attn:
                    Copy to: General Counsel at the same address

               (b)  If to LC, LTC or PCSF:
                    c/o Lynch Corporation
                    8 Sound Shore Drive, Suite 290
                    Greenwich, CT 06830
                    Attn: Robert E. Dolan
                    Copy to: General Counsel at the same address

9.   GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including without limitation Article 9 of the New York Uniform Commercial Code.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year hereinabove set forth.

ATTEST:                       GABELLI FUNDS, INC.



                              By:

ATTEST:                       LYNCH CORPORATION


                              By:
Robert A. Hurwich                     Robert E. Dolan
Secretary                        Chief Financial Officer

ATTEST:                       LYNCH TELECOMMUNICATIONS CORPORATION



                              By:
                                  Robert E. Dolan
                                  Controller

ATTEST:                       LYNCH PCS CORPORATION F


                              By:
Robert A. Hurwich                      Robert E. Dolan
Secretary                         President


              PLEDGE AND SECURITY INTEREST AGREEMENT
                            SCHEDULE A


Pledge Shares                 Certificate No.          Date

1.  51 Shares of Common Stock
    Lynch Entertainment Corp.      2              March 6, 1987vc

2.  1 Share of Common Stock
    Lynch Entertainment
    Corp. II                       1              June 11, 1992

3.  1,000 Shares of Common Stock   1              May 26, 1989
    79,100 Shares of Common Stock  2              October 19, 1989

4.  $11,800,000 Note               -              August 12, 1996
    Aer Force Communications B,
    L.P.